Exhibit 99.2

Dear Fellow Shareholders:

Let’s start with a Haiku.

Small firm, brave and bold,

Dreams of Fortune500,

Thrives, future unfolds.

2023 was a memorable year to say the least. The year kicked off with the close of our Regulation A financing round campaign, pursuant to which we raised a total of $9.05M. In March, we completed the acquisition of Rhove. In April, we filed our registration statement to start the process of listing on a stock exchange. In May, we sold one of our technologies, myAlphie, to a real estate developer for an aggregate amount of $5.85 million. Then, in October we were able to list on Nasdaq and, shortly thereafter raised gross proceeds of $8.00 million in November through a follow-on public offering.

All the while, we were facing challenges such as escalating federal interest rates, inflation, rising home prices, and global conflicts impacting the economy. Fortunately, we saw these headwinds approaching and successfully navigated through them, disposing of all of our properties, and reinvesting the proceeds into developing our artificial intelligence (“AI”) technologies for application in the real estate property technology market. Consequently, we re-evaluated our short-term rental operations and strategy, and as a result, we determined to put these operations on hold to focus on the development of our AI technologies.

We ended the year strong with two announcements: the execution of a definitive agreement to acquire Naamche, an AI development studio, and the execution of a non-binding letter of intent to acquire United Software Group, a multi-industry information technology consulting company. To the extent we complete both acquisitions, we believe they will expand the talent density of our team. As you may have noticed in our Annual Report on Form 10-KT, and from recent announcements, we have begun to allocate more resources and time towards improving our AI technologies and pursuing accretive acquisitions. The reasons for that are threefold:

1.	Our market analysis has shown a highly fragmented real estate technology landscape - there are over 10,000 real estate technology companies across the industry.[1]

2.	The real estate industry has been historically slow to adapt to new technologies, which provides the opportunity for us to capture market share in the rapidly evolving proptech industry.[2]

3.	The exponential growth of the AI industry has shown us a path forward where we believe our technologies can disrupt the real estate industry as a whole.

To capitalize on these opportunities, we are pursuing various acquisitions as well as developing products and services across the real estate industry. We have been developing AI technologies for real estate since February 2021, so we believe that we are well-positioned to take advantage of the current AI industry wave and any related industry developments that we believe may come.

To better explain the company reAlpha has become and what we aim to achieve beyond the short-term rental industry, we have updated our mission statement accordingly:

Our vision: to be the global leader in real estate technology.

We have also refreshed our company’s values:

●	Integrity: Deliver promises with honesty, principles, and ethics.

●	Leadership: Empower everyone to harness strengths and lead with expertise.

●	Openness: Welcome diversity in thought. The best idea wins.

●	Velocity: Operate with a 12-week year mindset.

●	Excellence = (Intent * Concentration) ^ Execution

Lastly, in February 2024, we announced three appointments of executive officers. Michael J. Logozzo, previously our Chief Financial Officer, has been appointed to the role of President and Chief Operating Officer to drive the execution of our strategy and focus on daily operations. Michael Frenz, previously our Senior Vice President of Corporate Finance, has now been appointed to the Chief Financial Officer role. He was previously the CFO of Clipper Realty (NYSE: CLPR) and brings significant experience in investment banking. In addition, to demonstrate our dedication to the development of our AI-driven technologies, we’ve created the role of Chief Product Officer and Jorge Aldecoa, previously our Chief Operating Officer, has been appointed to this role.

We believe the future of real estate technology comes with many anticipated and unknown challenges, as well as great opportunities. Rest assured, our dedicated team will always be passionately working to position our company not only to win the battles, but to remain victorious in the years to come. We remain committed to operating leaner and faster, as well as finding ways to make reAlpha a better place to work every day, and we hope to continue attracting world-class talent with the intent to work towards our vision to be the global leader in the real estate technology market.

A big thank you to all of our employees, customers, stockholders, partners, advisors, and everyone else who has helped us along the way. We are so glad you are on this journey with us and we are eager to see what 2024 and beyond brings.

Giri Devanur

Chief Executive Officer

March 12, 2024

Sources:

(1)	RealForce. “4 Reasons Why Real Estate Firms Are Slow to Tech Adoption.” RealForce, [URL: https://www.realforce.com/feed/4-reasons-why-real-estate-firms-are-slow-to-tech-adoption].

(2)	Ascendix Tech. “PropTech Market Map.” Ascendix Tech, [URL: https://ascendixtech.com/proptech-market-map/#:~:text=According%20to%20JLL%2C%20500%20companies,to%20%244%20billion%20in%202022].